Exhibit 3.1

INLAND AMERICAN REAL ESTATE TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation is InvenTrust Properties Corp. So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Board of Directors (as defined below in Article IV) shall determine that the use of the name “InvenTrust Properties Corp.” is not practicable, the Board of Directors may permit the use of any other designation or name for the Company.

SECOND: The foregoing amendment to the charter of the Company was approved by the Board of Directors of the Company and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Company Law without action by the stockholders.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of April, 2015.

ATTEST:		INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Scott W. Wilton	By:	/s/ Thomas P. McGuinness	(SEAL)
NAME:	Scott W. Wilton	NAME:	Thomas P. McGuinness
TITLE:	Secretary	TITLE:	President